                                                                    Exhibit 18.1

March 18, 2004

The Warnaco Group, Inc.
501 7th Avenue
New York, New York  10018

Dear Sirs/Madams:

We have audited the consolidated balance sheets of The Warnaco Group, Inc. and its subsidiaries (the "Company") as of January 3, 2004 and February 4, 2003
(Successor Company balance sheets) and January 4, 2003 (Predecessor Company balance sheet), and the related consolidated statement of operations, stockholders' equity (deficiency) and comprehensive income (loss) and of cash flows for the eleven months ended January 3, 2004 (Successor Company operations), the one month ended February 4, 2003, and the years ended January
4, 2003 and January 5, 2002 (Predecessor Company operations), included in your
Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 18, 2004, which expresses an unqualified opinion and includes explanatory paragraphs relating to 1) the Company's plan of reorganization and emergence from bankruptcy as a new entity on February 4,
2003, 2) the restatement of the February 4, 2003 consolidated balance sheet, 3)
a change in method of accounting for defined benefit pension plans, and 4) a change in method of accounting for goodwill and other intangible assets effective January 5, 2002. Note 13 to such financial statements contains a description of your adoption, during the eleven months ended January 3, 2004, of a method of accounting to immediately recognize gains and losses on pension plan assets and actuarial gains and losses related to pension plan obligations. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

DELOITTE & TOUCHE LLP
New York, New York